UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Soliciting Material Under Rule
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))		Pursuant to § 240.14a-12
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

FAIR ISAAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 11, 2014,

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 11, 2014

PLACE	Offices of Fair Isaac Corporation:

181 Metro Drive, Suite 700

San Jose, California

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2015 Annual Meeting and thereafter until their successors are elected and qualified;

2.	To approve an amendment to the Company’s 2012 Long-Term Incentive Plan;

3.	A non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on December 17, 2013. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 181 Metro Drive, Suite 700, San Jose, California 95110.

ANNUAL REPORT	Our 2013 Annual Report on Form 10-K accompanies this proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 7, 2014

Fair Isaac Corporation

181 Metro Drive, Suite 700

San Jose, California 95110

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 11, 2014, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 17, 2013, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 7, 2014. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

1.	Election of eight directors: A. George Battle, Greg R. Gianforte, Braden R. Kelly, James D. Kirsner, William J. Lansing, Rahul N. Merchant, David A. Rey, and Duane E. White;

2.	Approval of an amendment to the Company’s 2012 Long-Term Incentive Plan (“2012 LTIP”) that will make 4,100,000 more shares available for issuance under the 2012 LTIP;

3.	Non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

4.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2014; and

5.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR approval of the amendment to the 2012 LTIP, FOR the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2014.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for approval of the amendment to the 2012 LTIP (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for approval of the amendment to the 2012 LTIP. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” approval. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation as disclosed in this proxy statement (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for advisory approval of the named executive officer compensation as disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” approval. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2014. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

How do I vote?

You may vote using any of the following methods:

•

Proxy card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR approval of the amendment to the 2012 LTIP, FOR the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2014.

•

By telephone or the Internet.    The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 34,861,582 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, or by faxing your request to 408-535-1529. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $12,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 11, 2014: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes.    As of the dates indicated below in footnotes (3) through (7), publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our common stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by the shareholder as of the date of their filing and not as of November 30, 2013. We are not aware of any other beneficial owner of more than five percent of our common stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our common stock as of November 30, 2013, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
Eaton Vance Management(3)	3,890,088	11.1%
2 International Place, Boston, MA 02110
BlackRock, Inc.(4)	2,716,819	7.8%
40 East 52nd Street, New York, NY 10022
Royce & Associates(5)	2,520,357	7.2%
745 Fifth Avenue, New York, NY 10151
Vanguard Group, Inc.(6)	2,094,973	6.0%
100 Vanguard Blvd., Malvern, PA 19355
Ariel Investments, LLC(7)	1,765,709	5.1%
200 E. Randolph Drive, Suite 2900, Chicago, IL 60601
William Lansing(8)	267,062	*
Mark Scadina(9)	153,525	*
A. George Battle(10)	151,238	*
James Kirsner(11)	106,559	*
Michael Pung(12)	100,027	*
Stuart Wells(13)	51,251	*
James Wehmann(14)	51,222	*
Duane White(15)	50,500	*
David Rey(16)	14,625	*
Rahul Merchant(17)	12,500	*
Greg Gianforte(18)	8,870	*
Braden Kelly	0	*
All executive officers and directors as a group (16 persons)(19)	1,148,523	3.3%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 29, 2014, or restricted stock units that will vest on or prior to January 29, 2014, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 29, 2013.

(4)	Information as to this person (including affiliated entities) is based on the report on the Schedule 13G/A filed by this person as of February 4, 2013.

(5)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 8, 2013.

(6)

Information as to this person is based on the report on the Schedule 13G/A filed by this person as of February 7, 2013. The Vanguard Group has sole voting power as to 49,383 shares, sole dispositive power as to 2,047,290 shares and shared dispositive power as to 47,683 shares.

(7)

Information as to this person (including affiliated entity) is based on the report on the Schedule 13G filed by this person as of February 14, 2013. Ariel Investments has sole voting power as to 1,695,739 shares and sole dispositive power as to 1,765,709 shares.

(8)	Includes options to purchase 169,646 shares and restricted stock units representing 43,334 shares.

(9)	Includes options to purchase 98,750 shares and restricted stock units representing 24,291 shares.

(10)

Includes options to purchase 117,875 shares. Mr. Battle holds 13,353 shares directly, the A. George Battle 2011 Separate Property Trust holds 10,010 shares, and Treehouse Vineyards LLC holds 10,000 shares.

(11)	Includes options to purchase 84,251 shares. 22,308 of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

(12)	Includes options to purchase 41,250 shares and restricted stock units representing 20,250 shares.

(13)	Includes options to purchase 38,751 shares and restricted stock units representing 12,500 shares.

(14)	Includes options to purchase 32,501 shares and restricted stock units representing 10,500 shares.

(15)	Includes options to purchase 43,000 shares. Mr. White holds 3,000 shares directly, and the Duane E. White Revocable Trust holds 4,500 shares.

(16)	Includes options to purchase 13,288 shares.

(17)	Includes options to purchase 11,500 shares.

(18)	Includes options to purchase 870 shares.

(19)

Includes the shares in footnotes 8 through 18, including a total of 907,438 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2014, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and greater than ten percent stockholders are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by the Company’s directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at eight.

How are directors elected?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

What is the length of the term?

Each director is elected for a one-year term, or until a qualified replacement is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration the Governance, Nominating and Executive Committee takes into account when assessing our incumbents and candidates.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board and all have been previously elected by our stockholders except for Mr. Gianforte, who was brought to the attention of our Governance, Nominating and Executive Committee as a potential nominee by our Chief Executive Officer and was elected by our Board in November 2013.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

One of the nominees — Duane White — was initially nominated for election to the Board at the 2009 Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that were affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate Mr. White (or anyone else) for election at successive Annual Meetings, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board.

A. George Battle.    Director since 1996 and Chairman of the Board of Directors since 2002; Chair of the Governance, Nominating and Executive Committee; Member of the Compensation Committee; Age 69.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix, Inc., LinkedIn Corporation, OpenTable, Inc., Expedia, Inc., and Workday, Inc. Within the last five years, Mr. Battle served on the board of Advent Software, Inc., a public company, and also served as a director of the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Mr. Battle brings strong leadership, seasoned business acumen, and a long career of diverse experience to the Board of Directors. He is our longest serving director, has in the past sat on all of our standing Board committees, and has extensive historical knowledge about the Company’s business units, technologies, and culture. We value his more than 25 years as a business consultant with a national consulting firm and his prior experience as a chief executive officer. He also serves on a number of other public and private company boards, which provides us with important perspectives on corporate governance and other matters, as well as best practices enacted at other companies.

Greg R. Gianforte.    Director since November 2013; Age 52.

Since January 2012, Mr. Gianforte has served as Managing Director of Bozeman Technology Incubator, an organization dedicated to mentoring entrepreneurs in the technology industry. Mr. Gianforte founded RightNow Technologies, Inc., a cloud-based customer service and support solutions company, in 1997 and was the Chairman and Chief Executive Officer of RightNow Technologies until it was acquired by Oracle Corporation in January 2012. RightNow Technologies was Mr. Gianforte’s fifth software start-up business. He began his career at AT&T Bell Laboratories. Within the last five years, Mr. Gianforte served on the board of the following public company: RightNow Technologies, Inc. Mr. Gianforte holds an undergraduate and master’s degree from Stevens Institute of Technology.

Mr. Gianforte brings to the Board of Directors more than 25 years of experience as an innovator in the software industry, with a particular focus on cloud-based solutions and the customer experience. He also contributes the operations, leadership, financial and strategic skills he acquired as the Chief Executive Officer of a public company in our industry.

Braden R. Kelly.    Director since February 2013; Member of the Compensation Committee; Age 43.

Mr. Kelly has been an Investment Partner at Health Evolution Partners, a private equity investment firm focused on the health care industry, since June 2013 and has served as a Senior Advisor to Health Evolution Partners since August 2008. From August 1995 to December 2006, Mr. Kelly was an employee and then Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on technology growth investing. Prior to joining General Atlantic Partners, Mr. Kelly worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Within the last five years, Mr. Kelly served on the following public company boards: InfoSpace, Inc. and Eclipsys Corporation. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a deep financial background and contributes a critical business and corporate development perspective to the Board of Directors through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company. Mr. Kelly’s extensive analysis of the technology and health care industries through his work as a private equity investor provides him with valuable insight into the business environments in which our Company and the companies in some of our key markets operate. The Board also benefits from Mr. Kelly’s significant experience as a strategic advisor to companies and his global experience working with growth companies in the United States, Europe and India.

James D. Kirsner.    Director since 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 70.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, public company CFO, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He also serves on the board of another publicly traded company in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly situated publicly traded companies.

William J. Lansing.    Director since 2006; Age 55.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 to November 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Within the past five years, Mr. Lansing served on the board of the following public companies: RightNow Technologies, Inc., Digital River, Inc., and InfoSpace, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks, and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Rahul N. Merchant.    Director since 2010; Member of the Audit Committee; Age 57.

Since April 2012, Mr. Merchant has served as New York City’s first Citywide Chief Information and Innovation Officer and as Commissioner of the Department of Information, Technology and Telecommunications. From 2009 to April 2012, Mr. Merchant was a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. In this role, he led and transformed the Technology and Operations groups. From 2000 until 2006, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner

Bank. Within the past five years, Mr. Merchant has served on the board of the following public companies: Level 3 Communications, Inc. and Sun Microsystems, Inc. Mr. Merchant holds an undergraduate degree from Bombay University and master’s degrees from Memphis University and Temple University.

Mr. Merchant brings over 30 years of experience in management, operations, and information technology to the Board of Directors through the variety of leadership positions he has held in both the private and public sectors. His experience as a former member of the Executive Committee of Fannie Mae gives him particular insight into the needs of and challenges faced by one of the key markets our Company serves. In addition, Mr. Merchant has a strong financial background and serves on the Company’s Audit Committee as an “audit committee financial expert” as defined under SEC guidelines.

David A. Rey.    Director since 2011; Member of the Audit Committee; Age 63.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture (previously Andersen Consulting and Arthur Andersen & Co.), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public board in addition to FICO nor has he served on any public boards in the past five years. Mr. Rey holds an undergraduate degree from the University of California.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. He has particular expertise with respect to analytic and other needs of the health care industry, which represents a key market opportunity for our Company.

Duane E. White.    Director since 2009; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 58.

Since January 2013, Mr. White has been a Partner at Aveaus, LLC, a consulting firm helping leaders dealing with major change initiatives. From 2006 to 2012, Mr. White was the Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS in January 2009, but continued to work with this company as a consultant through Polihua Holdings until April 2011. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000 and as President of the mortgage subsidiary of First Bank System (now US Bancorp) from 1993 to 1996. Mr. White serves on the board of the following public company: Heartland Financial USA, Inc. Mr. White received an undergraduate degree from the University of Wisconsin–Eau Claire and an M.B.A. from Harvard University.

Mr. White brings extensive experience in the financial services and healthcare industries to the Board of Directors, and he brings valuable insight to the Board from having previously served as a senior leader within large companies where our products and services are highly relevant. Mr. White’s proven executive leadership track record has included oversight of sales, operations, technology, human resources and legal functions, allowing him to contribute a broad range of insights to the Board and Compensation Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2012 LONG-TERM INCENTIVE PLAN

Background

On November 30, 2011, our Board of Directors adopted the Fair Isaac Corporation 2012 Long-Term Incentive Plan (the “2012 LTIP”), subject to stockholder approval. Our stockholders approved the 2012 LTIP at the annual meeting held on February 7, 2012. As adopted, the 2012 LTIP authorized the issuance of up to 6,000,000 shares of our common stock pursuant to awards granted thereunder. Neither unused shares from predecessor equity plans nor any shares subject to awards made under predecessor equity awards that are forfeited or otherwise do not result in the issuance of shares are available for grants under the 2012 LTIP.

As of December 13, 2013, there were 298,099 shares of our common stock remaining available for awards under the 2012 LTIP, which is the only plan under which equity awards can currently be made to our employees and non-employee directors. Because of the importance we attach to providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2012 LTIP will likely be insufficient for fiscal year 2014 planned award activity.

As a result, the Compensation Committee recommended, and our Board of Directors has adopted, subject to stockholder approval, an amendment to increase the aggregate number of shares of our common stock authorized for issuance under the 2012 LTIP by an additional 4,100,000, to an aggregate of 10,100,000 shares (the “Amendment”). The Amendment does not modify the 2012 LTIP in any other respect.

Determination of Share Increase

The following table summarizes information regarding equity awards outstanding and available for future grant as of December 13, 2013, after taking into account the annual equity awards granted on that day:

	Shares Subject to Options Outstanding(1)	Full-Value Awards Outstanding(1)	Shares Remaining Available for Future Grant(2)
	2,380,139	2,076,666	298,099
Weighted-Average Exercise Price of Options	$35.92

Weighted-Average Remaining Term of Options	4.86

(1)	Represents awards made under the 2012 LTIP and predecessor plans (1992 Long-term Incentive Plan and 2003 Employment Inducement Award Plan).

(2)	The 2012 LTIP is currently the only plan with shares available for grant to employees and non-employee directors at FICO.

In making its recommendation to the Board of Directors to increase the 2012 LTIP’s share reserve by 4,100,000 shares through the Amendment, the Compensation Committee considered the factors discussed below. The Compensation Committee is referred to in this proposal as the “Committee.”

Importance of Long-Term Equity Incentives.    Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on creating long-term value for our stockholders, aligning executives’ interests with the interests of stockholders and serving as an effective employment inducement and retention device. The Committee considers our ability to continue to provide a competitive level of long-term equity incentives to be critical to our success.

Historical Burn Rate.    The Company is committed to managing its use of equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution it causes our other stockholders. As part of its analysis when considering adoption of the Amendment, the Committee considered our “burn rate,” or the number of shares subject to equity awards granted in each of the past three fiscal years divided by the weighted average number of shares outstanding for each of those fiscal years.

The Committee noted that our three-year average burn rate is above the suggested burn-rate cap published by Institutional Shareholder Services Inc., a leading proxy advisory service (“ISS”), for our industry classification but believes that our equity grant practices during those years have been in the Company’s and our stockholders’ best interests. The Committee noted in particular two key factors that have elevated our burn rate over the past several years:

•

In fiscal 2012, we hired a new chief executive officer, executive vice president and chief technology officer, and executive vice president of our scores division, and we promoted an existing leader to the role of executive vice president of sales, services and marketing. We have not historically experienced turn-over in the executive ranks to this degree, and the inducement and promotion grants made to these executives in fiscal 2012 significantly skewed the burn rate calculation for that year, as well as the three-year calculation that ISS uses.

•

We have had an active share repurchase program over the past several years, repurchasing approximately 6.9 million shares of our common stock from the market over the course of fiscal 2012 and 2013 (not counting shares delivered by employees in satisfaction of tax withholding obligations). Importantly, these share repurchases have returned value to our stockholders and have mitigated the dilutive effect of our equity grants. However, the repurchases have increased our burn rate by shrinking the number of shares outstanding (the denominator in the burn rate calculation) by more than 10%.

The Committee believes that without the two factors described above, our three-year average burn rate would likely have been at or below the industry-specific cap suggested by ISS. The Committee also believes that the recent executive hires and share repurchase activity have been beneficial to our Company and its stockholders and that the benefits outweigh the temporary inflation of our burn rate numbers.

When deliberating over the Amendment and this proposal that we are asking our stockholders to approve, the Committee considered making a commitment to keep our average burn rate over the next three fiscal years below the ISS cap. The Committee believes that our average burn rate will return to levels below the ISS cap but decided not to make such a commitment because it did not want to limit the Company from engaging in activities that would be beneficial to the Company and our stockholders on the whole. Specifically, the Committee did not want to create unnecessary pressure on the share repurchase program or on any plans the Company might develop to continue its recent pattern of growth through cash acquisitions, which increase the number of employees eligible to receive awards under the 2012 LTIP without increasing the number of generally available shares from stockholder-approved plans or the number of our shares outstanding (the denominator in the burn rate calculation).

Shareholder Value Transfer Test.    When deciding on an appropriate number of shares to add to the 2012 LTIP’s share reserve, the Committee engaged Compensia, Inc. to estimate the shareholder value transfer of the request. Compensia evaluated the value of available shares and plan awards as a percentage of the Company’s market capitalization and determined that the addition of 4,100,000 shares to the 2012 LTIP share reserve was reasonable.

Expected Duration.    The Committee expects that the shares available for future awards, including the additional shares if the Amendment is approved, will be sufficient for currently anticipated awards under the 2012 LTIP through January 2016. Expectations regarding future share usage under the 2012 LTIP are based on a number of assumptions such as future growth in the population of eligible participants, including the need to make sizable inducement grants for hires made in the executive ranks and the consequences of acquiring other companies; the rate of future compensation increases; the rate at which shares are returned to the 2012 LTIP reserve upon awards’ expiration, forfeiture or cash settlement; the level at which performance-based awards pay out; and the future performance of our stock price. While the Committee believes that the assumptions it used are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

If our stockholders do not approve the Amendment, the 2012 LTIP will remain in effect as originally adopted. In that case, we would be limited to issuing no more than 6,000,000 shares of our common stock pursuant to awards made under the 2012 LTIP, of which fewer than 300,000 shares remain available for grant as of December 13, 2013.

Description of the 2012 LTIP as Proposed to Be Amended

The major features of the 2012 LTIP as proposed to be amended are summarized below, and references to the “2012 LTIP” in the following discussion assume that the Amendment has been approved by our stockholders and made effective. The summary is qualified in its entirety by reference to the full text of the 2012 LTIP, a copy of which was filed with the Securities and Exchange Commission as an appendix to the proxy statement for the Annual Meeting of Stockholders held on February 7, 2012 and is available at www.sec.gov. A stockholder may also obtain a copy of the 2012 LTIP from the Company upon request.

Compensation Best Practices

The 2012 LTIP incorporates a range of compensation best practices, including the following key features:

•

No Repricing or Replacement of Underwater Options or Stock Appreciation Rights.    The 2012 LTIP prohibits, without stockholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No In-the-Money Option or Stock Appreciation Right Grants.    The 2012 LTIP prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

No Single-Trigger Accelerated Vesting/Payment Following a Change in Control.    The 2012 LTIP provides that payment for outstanding awards in connection with a merger or acquisition in which the Company is not the surviving entity will only be made if and to the extent that the successor entity does not continue, assume or replace such awards. The 2012 LTIP does not provide for automatic acceleration of vesting under any change in control situation.

•

No Liberal Share Counting.    Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise may not be used again for new grants.

•

Independent Administration.    The Compensation Committee of our Board of Directors, which consists of only independent directors, has overall administrative authority over the 2012 LTIP, and only this committee (or our Board acting as a whole) may make awards to executive officers and directors.

•

Dividend Restrictions.    Any dividends, distributions or dividend equivalents payable with respect to the unvested portion of a performance-based award will be subject to the same restrictions applicable to the underlying shares, units or share equivalents.

•	Compensation Recovery Policy. Awards under the 2012 LTIP may be made subject to any compensation recovery policy adopted by our Board of Directors or the Compensation Committee.

Eligible Participants

All employees, consultants and advisors of our Company or any subsidiary, as well as all non-employee directors of the Company, will be eligible to receive awards under the 2012 LTIP. As of December 13, 2013, there were approximately 2,450 persons employed by our Company and its subsidiaries, approximately 150 persons providing service to our Company and its subsidiaries as contractors and 7 non-employee members of our Board of Directors, all of whom would be eligible to receive awards under the 2012 LTIP.

Administration

The 2012 LTIP is administered by the Committee. To the extent consistent with applicable law or stock exchange rules, the Committee may delegate its duties, power and authority under the 2012 LTIP to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted; the timing and size of any cash incentive award; the timing, type and number of shares covered by each equity award; and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2012 LTIP, interpret the 2012 LTIP and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2012 LTIP. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2012 LTIP also prohibits the Committee from repricing any outstanding “underwater” option or SAR without prior approval of the Company’s stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.

Subject to certain limits in the 2012 LTIP, the Committee may also establish subplans or modify the terms of awards under the 2012 LTIP with respect to participants residing outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements or meet the objectives of the 2012 LTIP.

Available Shares and Limitations on Awards

A maximum of 10,100,000 shares of common stock are available for issuance under the 2012 LTIP. The shares of common stock to be issued under the 2012 LTIP are either authorized but unissued shares or treasury shares. Under the terms of the 2012 LTIP, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 1,000,000, and the number of shares subject to performance-based awards other than options or SARs granted to any one participant during any calendar year may not exceed 1,000,000. These share limitations are subject to adjustment for changes in the corporate structure or shares of the Company, as described below. Payouts of performance-based awards denominated in cash may not exceed $6,000,000 to any one participant during any calendar year.

Shares of common stock that are issued under the 2012 LTIP or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining available for issuance under the 2012 LTIP by one share for each share issued or issuable pursuant to an option or SAR award, and by 2.17 shares for each share issued or issuable pursuant to an award other than an option or SAR.

Any shares of common stock subject to an award under the 2012 LTIP that expires, is forfeited, is settled or paid in cash or otherwise does not result in the issuance of all or a portion of such shares will, to the extent of such expiration, forfeiture, settlement or non-issuance, automatically again become available for issuance under the 2012 LTIP. Each share that again becomes available for issuance will be added back as (i) one share if the share was subject to an option or SAR granted under the 2012 LTIP, or (ii) as 2.17 shares if the share was subject to an award other than an option or SAR granted under the 2012 LTIP. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.

Awards granted under the 2012 LTIP upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our Company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the

2012 LTIP. Additionally, if a company acquired by our Company or any of its subsidiaries has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2012 LTIP and will not reduce the shares authorized for issuance under the 2012 LTIP, but only if the awards are made to individuals who were not employed by or providing services to our Company or any of its subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with the Company’s stockholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2012 LTIP, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2012 LTIP. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2012 LTIP, the Committee will make such adjustments as it may deem equitable.

Types of Awards

The 2012 LTIP allows the Company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards. These types of awards are described in more detail below.

Options.    Employees of our Company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”), and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2012 LTIP as of any date means the closing sale price for a share of common stock on the New York Stock Exchange on that date. On December 13, 2013, the closing sale price of a share of common stock on the New York Stock Exchange was $57.00.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the Company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the Company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.

Stock Appreciation Rights.    A SAR is the right to receive a payment from the Company, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2012 LTIP, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR will be determined by the Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR may have a term greater than 10 years from its date of grant.

Restricted Stock Awards.    A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or business unit of the Company) satisfy specified performance criteria. Unless otherwise specified by the Committee, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares of restricted stock.

Stock Unit Awards.    A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2012 LTIP, as may be determined by the Committee.

Other Stock-Based Awards.    The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2012 LTIP. The Committee has complete discretion in determining the terms and conditions of such awards.

Cash Incentive Awards.    The Committee may grant performance-based awards that are settled in cash or other forms of awards under the 2012 LTIP or a combination thereof. The Committee has complete discretion in determining the amount, terms and conditions of such awards.

Dividends and Dividend Equivalents

No dividends are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the shares to which such dividends or distributions relate, except for regular cash dividends on shares that are subject only to service-based vesting conditions. The Committee may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock. Any dividend equivalents paid with respect to unvested units or share equivalents that are subject to performance-based vesting will be subject to the same restrictions as the units or share equivalents to which such dividend equivalents relate.

Term and Amendment of the 2012 LTIP

Unless terminated earlier, the 2012 LTIP will terminate on November 30, 2021. Awards outstanding under the 2012 LTIP at the time it is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board of Directors may suspend or terminate the 2012 LTIP or any portion of it at any time. The Board of Directors may amend the 2012 LTIP from time to time, but no amendments to the 2012 LTIP will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of the New York Stock Exchange, including stockholder approval for any amendment that seeks to modify the prohibition on underwater option repricing discussed above.

Termination, suspension or amendment of the 2012 LTIP will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards

In general, no right or interest in any award under the 2012 LTIP may be assigned, transferred or encumbered by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m)

The Committee may grant restricted stock, stock unit, other stock-based awards or cash incentive awards under the 2012 LTIP to employees who are or may be “covered employees” that are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at a year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SARs granted under the 2012 LTIP need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance criteria specified in the 2012 LTIP: revenue or net sales; gross profit; operating profit; net income; earnings before income taxes; earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; operating expenses; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; operating asset turnover; accounts receivable levels (including measured in terms of days sales outstanding); economic value added; improvement in or attainment of working capital levels; employee retention; customer satisfaction; implementation or completion of critical projects; and growth in customer base.

The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index or other external measures, and may relate to one or any combination of Company, subsidiary, business unit or individual performance. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the Amendment at the Annual Meeting will be deemed to include, among other things, approval of the continued eligibility of executive officers and other employees to participate in the 2012 LTIP, the performance criteria upon which awards intended to be “performance-based compensation” under Section 162(m) may be made, and the qualification of options and SARs granted under the 2012 LTIP as “performance-based compensation” for purposes of Section 162(m).

Change in Control of the Company

For purposes of the 2012 LTIP, a “change in control” of our Company generally occurs if (i) a person or group acquires 30% or more of our Company’s outstanding stock, (ii) certain changes occur in the composition of the Board of Directors, or (iii) a reorganization, merger or consolidation of our Company, or a sale or disposition of all or substantially all of our Company’s assets, is consummated (unless our Company’s outstanding stock immediately prior to the transaction continues to represent over 70% of the outstanding stock of our Company or the surviving entity immediately after the transaction).

If a change in control of our Company occurs as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity, then the consequences will be as described in this paragraph unless the Committee provides otherwise in an applicable award agreement. If any outstanding award is not continued, assumed or replaced by the successor entity in connection with such a change in control, the award will be canceled in exchange for a payment with respect to such award in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the change in control for the number of shares remaining subject to the award over the aggregate exercise price (if any) for the shares remaining subject to such award (or, if there is no excess, such award may be canceled without payment). In the case of performance-based awards, the number of shares remaining subject to an award or the settlement amount of a cash incentive award will be calculated by deeming all performance measures to have been satisfied at targeted performance. If any outstanding award is continued, assumed or replaced by the successor entity in connection with such a change in control, the Committee may provide that such award will become fully vested and exercisable upon the involuntary termination of the participant without cause within a specified amount of time following the change in control.

In the event of a change in control of our Company other than as described in the previous paragraph, the Committee may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause within a specified amount of time following the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled in exchange for payments in a similar manner as described above with respect to a change in control as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity.

Effect of Termination of Employment or Other Services

If a participant ceases to be employed by or provide other services for our Company and all subsidiaries, awards under the 2012 LTIP then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement.

Upon termination for any reason other than death or disability, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited, and the currently vested and exercisable portions of options and SARs may be exercised for 90 days after such termination. However, if a participant is 65 or more years old or is 55 or more years old and has been an employee of or provider of other services to our Company for at least 10 years, then the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination.

Upon termination due to death or disability, all outstanding options and SARs will become fully exercisable and will remain exercisable for one year after such termination, and all other awards will fully vest immediately.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2012 LTIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Non-Statutory Options.    If a participant is granted a non-statutory option under the 2012 LTIP, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options.    If a participant is granted an incentive stock option under the 2012 LTIP, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described above for non-statutory options will apply.

Other Awards.    The current federal income tax consequences of other awards authorized under the 2012 LTIP generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2012 LTIP is designed to meet the requirements of Section 162(m), but awards other than options and SARs granted under the 2012 LTIP will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.

Section 409A of the Code.    The foregoing discussion of tax consequences of awards under the 2012 LTIP assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2012 LTIP will be administered in a manner intended to comply with Section 409A.

Incentive Awards Under the 2012 LTIP

As of the date of this proxy statement, the Compensation Committee has not approved any awards in excess of the original share reserve under the 2012 LTIP and therefore has not approved awards in reliance on the Amendment. Because all awards under the 2012 Plan are granted under the discretion of the Compensation Committee, neither the number nor type of future 2012 LTIP awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made to named executive officers under the 2012 LTIP during fiscal 2013 is provided under the caption “Grants of Plan-Based Awards for Fiscal 2013” of this proxy statement.

Required Vote

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for its approval. If stockholder approval is not obtained, then the Amendment will not become effective.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE FAIR ISAAC CORPORATION 2012 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract, motivate and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the performance of the Company’s stock.

•	We delivered approximately one-half of the targeted annual long-term award value to top executives for fiscal 2013 in the form of performance-based incentives.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2014 Annual Meeting.

We have decided to hold an advisory vote on executive compensation annually until the next vote is held regarding the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at our 2015 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2014. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2013 and September 30, 2012, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2013	2012
Audit Fees	$2,275,000	$2,126,000
Audit-Related Fees	627,000	516,000
Tax Fees	59,000	237,000
All Other Fees	2,000	2,000

Total	$2,863,000	$2,881,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to financial and non-financial attestation services (Service Organization Control).

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2013 and 2012 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that Messrs. Battle, Gianforte, Kelly, Kirsner, Merchant, Rey and White meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com, and that Nicholas F. Graziano, who served as a director for a portion of fiscal 2013, met the independence standards as well. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the New York Stock Exchange (“NYSE”).

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes.    Mr. Lansing is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a Related Person (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions that, when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Person;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

Did any Related Persons Transactions occur during fiscal 2013?

No.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What is the leadership structure of the Board of Directors?

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination on this matter when it appoints a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Battle since 2002, and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

What is the Board of Directors’ role in risk oversight?

Our management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

What committees of the Board of Directors does FICO have?

Our Board has three standing committees: Audit; Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

Name of Non-employee Director	Audit	Compensation	Governance, Nominating and Executive
A. George Battle		X	C
Braden R. Kelly		X
James D. Kirsner	C		X
Rahul N. Merchant	X
David A. Rey	X
Duane E. White		C	X

C = Chair

X = Committee Member

Given his recent election to the Board, Mr. Gianforte does not yet serve on any committees of the Board. It is expected that he will join one or more committees during the course of fiscal 2014.

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2013?

The Audit Committee is appointed by the Board to oversee and assist the Board in overseeing:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent auditor;

•	The performance of our internal audit function and independent auditor; and

•	The Company’s compliance with legal and regulatory requirements related to financial affairs and reporting.

The Audit Committee has the sole authority to retain, compensate, and replace the independent auditor. During fiscal 2013, the Audit Committee met eight times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regu-

latory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2013. In fiscal 2013, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The Audit Committee discussed with Deloitte matters required to be discussed by Codification of Statements on Auditing Standards, AU Section 380 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Rahul N. Merchant

David A. Rey

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes.    All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes.    The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2013?

The Compensation Committee has overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;

•	Administers the 2012 LTIP, as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;

•

Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board; and

•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines.

The Compensation Committee met ten times in fiscal 2013.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee serves or has served as an officer of the company. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes.    The Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How often did it meet in fiscal 2013?

The Governance, Nominating and Executive Committee currently consists of the Chairman of the Board and the chairs of the Audit Committee and Compensation Committee. Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•

Takes action between meetings, subject to defined limits, with respect to investment, budget, and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings, subject to defined limits, to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2013, the Governance, Nominating and Executive Committee met four times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes.    The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2013? What is the attendance record of the directors?

During fiscal 2013, the Board of Directors met six times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors serving on the Board at the time attended the 2013 Annual Meeting.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

DIRECTOR COMPENSATION FOR FISCAL 2013

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2013.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(8), (9) (c)	Option Awards ($)(8), (10) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
A. George Battle	122,500	(1)	117,810	101,981	—	—	—	342,291
Nicholas F. Graziano	50,000	(2)	112,200	97,125	—	—	—	259,325
Braden R. Kelly	30,000	(3)	224,400	194,250	—	—	—	448,650
James D. Kirsner	80,000	(4)	117,810	101,981	—	—	—	299,791
Rahul N. Merchant	60,000	(5)	—	194,250	—	—	—	254,250
David A. Rey	45,000	(6)	112,200	97,125	—	—	—	254,325
Duane E. White	80,000	(7)	117,810	101,981	—	—	—	299,791

(1)	Represents $120,000 annual board chairman retainer and $2,500 for acting as the chair of the Governance, Nominating and Executive Committee paid quarterly to Mr. Battle during fiscal 2013.

(2)	Represents pro rata annual board retainer paid quarterly to Mr. Graziano during fiscal 2013. Mr. Graziano resigned from the Board in May 2013.

(3)	Represents pro rata annual board retainer paid quarterly to Mr. Kelly during fiscal 2013. Mr. Kelly joined the Board in February 2013.

(4)	Consists of annual board and Audit Committee chair retainers paid quarterly to Mr. Kirsner during fiscal 2013.

(5)	Represents the annual board retainer paid quarterly to Mr. Merchant during fiscal 2013.

(6)

Represents the annual board retainer paid quarterly to Mr. Rey during fiscal 2013. When Mr. Rey was elected to the board in 2012, he chose to forego half of his annual retainer to receive options instead. As a consequence of receiving the stock option award (granted in fiscal 2012), $15,000 of the board retainer amount that would otherwise have been payable to Mr. Rey in fiscal 2013 was foregone.

(7)	Consists of annual board and Compensation Committee chair retainers paid quarterly to Mr. White during fiscal 2013.

(8)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC.

(9)

As of September 30, 2013, the restricted stock unit awards outstanding for each director are as follows: Mr. Battle — 2,625; Mr. Graziano — 0; Mr. Kelly — 5,000; Mr. Kirsner — 2,625; Mr. Merchant — 0; Mr. Rey — 2,500; Mr. White — 2,625.

(10)

As of September 30, 2013, the option awards outstanding for each director are as follows: Mr. Battle — 125,750; Mr. Graziano — 20,001; Mr. Kelly — 15,000; Mr. Kirsner — 92,126; Mr. Merchant — 67,750; Mr. Rey — 38,788; Mr. White — 56,875.

How were non-employee directors compensated for fiscal 2013?

The following compensation components are paid to our non-employee directors:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	An annual equity grant.

Our compensation program for non-employee directors in fiscal 2013 is as described below.

Each non-employee director was entitled to receive an annual retainer fee as follows: $120,000 for the Chairman, $75,000 for the chairs of our Audit and Compensation Committees, and $60,000 for all other non-employee directors. Each non-employee director had the right, prior to each Annual Meeting, to elect to receive some or all of his annual retainer fees in the form of fully vested nonqualified stock options instead of cash. A director who elected to receive some or all of his annual retainer in the form of a stock option would receive an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black-Scholes value an option to purchase one share on the date of grant.

Upon initial election to the Board, each non-employee director was entitled to receive 30,000 nonqualified stock options subject to three-year ratable vesting. The director was able to elect to convert up to 50% of these stock options to restricted stock units subject to three-year ratable vesting at a rate of one restricted stock unit for every three stock options so converted. Annual equity grants made to non-employee directors were in the form of 12,500 nonqualified stock options subject to one-year cliff vesting, and each committee chair received an additional 750 nonqualified stock options annually. Each director was able to elect to convert up to 50% of these stock options to restricted stock units subject to one-year cliff vesting at a rate of one restricted stock unit for every three stock options so converted. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Are there stock ownership guidelines for the directors?

Yes.    Our policy requires non-employee directors to own outright 1,000 shares of FICO stock within 12 months of beginning service on the Board, and to hold 10,000 shares within five years of beginning service on the Board. All of the directors currently meet the stock ownership guidelines or are making acceptable progress to their applicable level.

Are the directors covered by any insurance policies?

Yes.    Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Company Performance in Fiscal 2013

We entered fiscal 2013 with a strategy of continued investments in long-term growth initiatives, including diversification of our customer base beyond our strong foundation in financial services, expansion of software-as-a-service (“SaaS”) offerings with cloud-enabled solutions and leveraging “big data” to help our customers make better decisions. We made great strides toward each of these goals. We successfully integrated intellectual property and talent from Adeptra, acquired in September 2012, and closed the year with several large wins as a direct result of our new mobile customer engagement capability. We acquired and integrated CR Software, Inc., giving our FICO® Debt Manager™ Solution the functionality it needed to regain its leadership position, and giving us firm footing in several new industries. We stepped up development efforts in the area of enterprise fraud prevention, a growing problem for our customers and an area we expect will be a significant growth driver. We continued to deliver solid performance from our Scores franchise with our business-to-consumer Scores business growing 16% from the prior year, fueled by the introduction of new product offerings. And, perhaps most significantly, we began the rollout of the FICO® Analytic Cloud, an offering that enables businesses of any size to access the industry’s most powerful big-data analytics and decision management technology.

But 2013 was not without bumps in the road. Our sales are still heavily concentrated in the financial services industry and, therefore, subject to the uncertainties of that industry as it recovers from the credit crisis and contends with new levels of regulation. An important consequence has been a lengthening of our sales cycle and fluctuations in our revenues that are linked to the signing of large license agreements. As we move toward a more subscription-based model with our customers, we expect license volatility to diminish as it will represent a smaller portion of our total revenues. In the meantime, we are mindful of the realities faced by our customers and of the short-term effects on our own revenues and net income, both of which fell short of our targets in fiscal 2013.

From the perspective of our stockholders, however, fiscal 2013 was a good year with continued strong returns as illustrated by the chart below.

FICO 3-Year Indexed Total Shareholder Return

Overview of Fiscal 2013 Compensation Program

As administered by our Compensation Committee (the “Committee”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. The Committee uses the following guidelines in our compensation program to help achieve this overarching goal.

Emphasis on Pay for Performance	•	No base salary increases for executive officers in fiscal 2013;
	•	Cash compensation increasingly weighted toward short-term cash incentives, with plan funding based upon Company performance and individual awards linked closely to individual performance; and
•

Emphasis on long-term incentives to align executives’ interests with those of our stockholders and a shift towards performance-based vehicles, the value of which depends on both meeting the Company’s financial performance targets and our stock price performance.

Quality Pay Practices and Policies	•	No single-trigger accelerated vesting or payment for equity awards upon a change in control;
	•	Executive stock ownership guidelines that encourage ownership and further align our executives’ interests with those of our stockholders;
	•	Prohibition on hedging of Company stock;
	•	Annual peer group review with appropriate adjustments to ensure valid comparisons;
	•	No tax gross-ups allowed except with respect to relocation benefits and required spousal travel; and
	•	Independent compensation consultant engaged by the Committee does not provide any other services to the Company.

In making compensation decisions at the outset of fiscal 2013 and throughout the year, the Committee sought to reinforce the linkage between Company performance and executive compensation. In keeping with this objective, base salaries for executive officers in fiscal 2013 continued to remain flat as part of the movement to rebalance the mix of compensation elements to more prominently feature performance-based cash incentives and equity.

Short-term cash incentive award levels decreased in fiscal 2013 compared to fiscal 2012 due to the Company’s below-target performance relative to established financial metrics. At the beginning of the fiscal year, our Board of Directors approved an adjusted revenue target of $750 million and an adjusted net income target of $100 million. These performance metrics were used by the Committee to determine funding of the fiscal 2013 cash incentive pool and to drive sustainable top- and bottom-line growth, balancing both short and longer term considerations. Our fiscal 2013 results of $725 million in adjusted revenue and $95 million in adjusted net income fell short of these targets, resulting in payouts that were significantly below target.

To align executive interests with the creation of stockholder value, equity-based incentive compensation represents a substantial portion of total compensation, and we have shifted the mix of equity awards toward those that are performance based instead of simply time vested. Long-term incentive awards to executive officers in fiscal 2013 were granted in December 2012 as part of the Company’s annual year-end performance review and compensation planning process. The Committee granted approximately one-half of the targeted annual long-term award value to top executives in the form of performance share units (“PSUs”), which were designed to reward the achievement of established revenue and net income goals. Based on Company performance with respect to those metrics, a below-target number of the PSUs granted in fiscal 2013 were earned. The remaining one-half of targeted annual long-term award value took the form of non-qualified stock options of which, as in previous years, up to one-half could be exchanged in advance of the grant effective date for time-vested restricted stock units (“RSUs”) on a three-for-one basis.

The impact of this strong linkage between pay and performance is reflected in the chart below, which illustrates that as a consequence of our shortfall in meeting our financial goals, 87.4% of total targeted fiscal year 2013 direct compensation was actually earned by the named executive officers. The dollar amounts shown for both targeted and actual earnings on long-term incentives indicate the equity awards’ grant date values and illustrate the effect of having a below-target number of PSUs earned for fiscal 2013 performance.

Preview of Fiscal 2014 Compensation Program

The Committee’s decisions made at the outset of fiscal 2014 reflect a continuation of the philosophy employed in fiscal 2013. In particular, no executive officer received an annual salary increase, and the long-term incentive program continues to evolve with an increasing emphasis on performance-based vehicles. As described more fully below, two-thirds of the value of the annual equity awards made to executive officers in fiscal 2014 is tied to performance-based vehicles.

Named Executive Officers

Our named executive officers for fiscal 2013 consist of the following persons:

•	William Lansing, Chief Executive Officer,

•	Michael Pung, Executive Vice President and Chief Financial Officer,

•	Stuart Wells, Executive Vice President and Chief Technology Officer,

•	James Wehmann, Executive Vice President, Scores, and

•	Mark Scadina, Executive Vice President, General Counsel and Secretary.

Determination of Compensation

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. The Committee is not bound by management’s recommendations, but the Committee relies heavily on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant prior to making a final determination of the compensation for executive officers. Prior to making decisions impacting executive compensation, the Committee refers to comprehensive statements and reports prepared by its consultant and management that reflect the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2013 executive compensation program, the Committee reviewed summary reports prepared by its consultant and by management reflecting current and proposed base salary, cash incentive and equity award levels for our executives. Each element was analyzed relative to survey data for technology companies with revenues between $500 million and $1 billion and against the Company’s compensation peer group. The peer group consisted of 22 companies that were selected as being similar in size to the Company and operating in the application software, data processing and outsourced services sub-industries within the Global Industry Classification Standard taxonomy.

The 22 peer companies that were considered when the Committee set compensation for fiscal 2013 are as follows:

ACI Worldwide	Manhattan Associates

Advent Software	Mentor Graphics

ANSYS	MicroStrategy

Blackbaud	NetScout Systems

Cadence Design Systems	Nuance Communications

Compuware	Parametric Technology

Concur Technologies	Pegasystems

FactSet Research Systems	Quest Software

Informatica	Synopsys

Jack Henry & Associates	TIBCO Software

JDA Software Group	Total System Services

The composition of the peer group is reviewed annually, with adjustments made that the Committee, with the assistance of its compensation consultants, believes are appropriate to maintain comparability within the employment marketplace and to reflect any mergers or acquisitions among the subject companies. We made the following updates to the peer group in June 2013, which the Committee referenced when setting fiscal 2014 compensation: we added CSG Systems and removed JDA Software Group, Quest Software, and Synopsys. Relative to the most recently revised peer group, the Company is positioned below median in both revenue and market capitalization and above median in operating and net income. Specific information with respect to relative position follows, using values as available at the time the peer group determination was being made in June 2013:

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Operating Income ($ in millions)	Net Income ($ in millions)
75th percentile of peer group	$1,077	$3,876	$196	$166
50th percentile of peer group	$805	$2,762	$130	$63
25th percentile of peer group	$462	$1,365	$63	$28
Company	$696	$1,586	$168	$85
Percentile rank	38%	33%	64%	55%

The Committee considered the survey and peer group information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2013. The Committee does not benchmark total compensation or individual elements of compensation to particular percentiles but aims to create competitive pay packages that are generally above market median if long-term equity incentives pay out at or above target based on challenging required levels of performance.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. For fiscal 2013, the Committee engaged Compensia, Inc. to provide competitive practice and market compensation data, advice regarding the design of compensation programs for outside directors and executive officers, input regarding specific compensation actions for executive officers, analysis of the constitution of our peer group, and analysis concerning the structure of and any needed amendments to our 2012 LTIP.

Stockholder Vote

At our last Annual Meeting of Stockholders held on February 12, 2013, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 97% of the votes cast being “for” approval. In light of the overwhelming approval of our executive compensation practices by our stockholders, the Committee has largely maintained those practices over the past year. The Committee continues to evaluate and adjust the Company’s compensation practices as it deems appropriate to advance the best interests of the Company and its stockholders.

Elements of Compensation

The fiscal 2013 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options, PSUs and RSUs.

Compensation Element		Purpose and Philosophy
Base Salary	•	Provides executive officers with financial stability and predictable cash flow; and
•

Determined by evaluating the executive’s role within the Company, experience, performance, and potential for development, as well as base salaries of comparable roles within peer group companies and the broader marketplace.

Short-Term Cash Incentives	•	Rewards the achievement of annual Company and individual performance goals;
	•	Expressed as a targeted percentage of base salary determined with reference to the peer group companies and the broader marketplace; and
	•	Participant may earn between zero and 250% of target, depending both upon Company and individual performance.

Long-Term Incentives	•	Directly links a significant portion of total executive officer compensation to the market value of Company stock, while promoting retention through multi-year vesting;
•

Stock options carry an exercise price equal to the fair market value of our stock on the date of grant such that value is only created for the holder to the extent our stock price rises from the date of grant;

•

Performance Share Units (PSUs) are earned based upon the extent to which annual Company financial targets are achieved with as few as zero and as many as 200% of targeted PSUs possible. Earned units are then subject to multi-year vesting, promoting continued linkage to Company stock price while also promoting retention; and

	•	Restricted Stock Units (RSUs) represent a more stable equity-based compensation vehicle, ensuring linkage to Company stock price performance while promoting retention over a multi-year vesting period.

Base Salary in Fiscal 2013

None of our named executive officers experienced an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2012. This conservative approach reflects the Committee’s continued commitment to favor incentive compensation elements directly linked to the achievement of targeted financial goals and the creation of stockholder value.

Short-Term Cash Incentives in Fiscal 2013

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a single, centralized pool that supports short-term cash incentive payments made to our executive officers under our Management Incentive Plan and to other eligible employees under our Broad-Based Incentive Plan.

Cash incentives paid to our named executive officers under the Management Incentive Plan are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. For that purpose, the Committee establishes a formula to determine a maximum amount that may be paid to each of our named executive officers. The fiscal 2013 plan provided for maximum payouts of 250% of annual base salary for the chief executive officer and payouts ranging from 87.5% to 125% of annual base salary for the other participants in the Management Incentive Plan (in each case, the maximum payout equaled 250% of the participant’s target amount under the plan) if the Company’s revenue for fiscal 2013, calculated in accordance with GAAP, equaled or exceeded the threshold amount of $700 million. The Committee has the discretion to pay amounts to the named executive officers under the Management Incentive Plan that are less than the maximum Section 162(m) payouts.

In fiscal 2013, the Committee determined the named executive officers’ cash incentive payouts using the framework set forth below (which was the same for the named executive officers as for all other participants in the Management Incentive Plan and Broad-Based Incentive Plan):

Company Performance Factor	=	A value ranging from 0 to 125%, reflecting the extent to which Company revenue and net income targets are achieved. Fiscal year 2013 = 47%

Participant Performance Factor	=	A value ranging from 0 to 200% reflecting the extent to which individual participant performance goals were achieved.

Participant Target %	=	The percentage of each participant’s annual base salary that represents a target cash incentive payout amount.

As an illustrative example, a participant with an annual base salary of $400,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 100% would have received a cash incentive payout of $94,000 for fiscal 2013 (compared to a target payout of $200,000).

The Committee establishes the size of the cash incentive pool by determining the Company Performance Factor, which is then applied to the cash amount that would have been required to pay all pool participants at target level. The Committee used the funding curve expressed below to determine the Company Performance Factor for fiscal 2013:

Financial Metric	Threshold Funding Level			Targeted Funding Level		Maximum Funding Level	Actual Performance*
Revenue	$700 million	$710 million	$730 million	$750 million	$765 million	$775 million	$725 million
Net Income	$88 million	$90 million	$95 million	$100 million	$108 million	$112 million	$95 million
Company Performance Factor	0%	25%	50%	100%	110%	125%	47%

*

When calculating the financial results, the Committee excluded the impact of the CR Software acquisition from both revenue and net income and further adjusted net income by excluding the impact of a one-time tax adjustment.

In accordance with this calculation, a Company Performance Factor of 47% was applied to the cash incentive pool and uniformly affected payouts made to all participants in the Management Incentive Plan and Broad-Based Incentive Plan. This fiscal 2013 Company Performance Factor was significantly lower than in fiscal 2012, when above-target Company performance yielded a multiplier of 105.5%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide metrics as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. The CEO’s goals are established by the Committee after considering input from each outside director, and the CEO’s individual performance evaluation is completed annually by the Committee. Individual performance goals for the executive officers other than the CEO are established by the CEO, and evaluations for those executives are completed annually by the CEO and discussed with the Committee. If an executive receives the lowest performance rating on a three-point scale (“Improvement Needed”), his award will generally be reduced to zero. Conversely, if an executive receives the highest overall performance rating (“Outstanding”), his Participant Performance Factor could be as high as 200%. Distribution guidelines applicable to these performance ratings ensure that participants in the short-term cash incentive program are not all rated on the high or low end of the scale, but are instead distributed above and below the target levels. Discretion can be exercised to make adjustments within the performance scale.

The Participant Performance Factor values for the named executive officers in fiscal 2013, along with key factors considered by the Committee and the CEO, as applicable, in making these valuations, were as follows:

Named Executive Officer	Participant Performance Factor	Key Factors
William Lansing	117%	• successfully targeted and integrated acquired companies • drove investment in innovation • developed and motivated a talented executive team
Michael Pung	103%	• showed effective management of the operating expense budget • built rapport with key investors
Stuart Wells	145%	• oversaw important technology innovation, including our FICO® Decision Management Platform and the FICO® Analytic Cloud • prepared for SaaS-based delivery of major applications
James Wehmann	145%

•  drove innovation in the business-to-consumer Scores business, which led to accelerating revenue growth

•  successfully negotiated new contracts with bureau partners, which opened up new growth opportunities

Mark Scadina	145%	• successfully targeted and integrated acquired companies • delivered highly effective legal counsel in support of our global business

The Participant Target % for each participant in the Management Incentive Plan represents market-competitive levels for executives in comparable roles. As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of annual base salary, and the other named executive officers each have a Participant Target % of 50% of annual base salary.

The combined effect of these inputs led to the following payouts for the named executive officers under the Management Incentive Plan for fiscal 2013 performance, shown along with the target payout levels:

Named Executive Officer	Target Payout for Fiscal 2013	Actual Payout for Fiscal 2013
William Lansing	$675,000	$325,000
Michael Pung	$200,000	$85,000
Stuart Wells	$250,000	$150,000
James Wehmann	$200,000	$120,000
Mark Scadina	$200,000	$120,000
Totals	$1,525,000	$800,000

Long-Term Incentives in Fiscal 2013

The third key element of our executive compensation program for fiscal 2013 was long-term incentive equity awards. This component of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of our Company’s common stock. The value of annual awards received by the named executive officers in fiscal 2013 consisted of an even split of stock options and PSUs. Except for 70,000 of the stock options granted to Mr. Lansing, up to one-half of the stock options granted to the named executive officers could be converted into RSUs at the executive’s election prior to grant. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically equivalent impact to the Company. The portion of an equity grant that an executive elects to receive in the form of RSUs is converted from stock options using a valuation ratio of one RSU for every three shares subject to a stock option. Stock options and RSUs granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

In determining the value of annual awards for fiscal 2013, the Committee considered market data and analysis provided by its outside compensation consultant and described above under “Determination of Compensation — Peer Group Analysis,” the individual performance of each executive, the need to reinforce positive levels of collaboration and teamwork across members of the executive team following significant changes to the team occurring in the prior fiscal year, and the importance of retention.

For fiscal 2013, PSUs represented one-half of the targeted annual equity grants made in December 2012 to the Company’s executive officers. The PSUs granted in fiscal 2013 were earned on the basis of a one-year performance period but vest over the four years following the date of grant. The Committee used a one-year performance period because the aforementioned market uncertainties make it difficult to accurately forecast revenue and net income beyond that point. The Committee believes the complexity of our major products, along with the complexity of our major customers, yields a very long selling cycle, which in turn contributes significant uncertainty into our revenue stream and resulting net income. Using a one-year performance period allows the Committee to reward performance for a time period over which the Company has better visibility instead of creating goals over a longer term that are more likely to be off mark. In addition, distributing the payout over an additional three years creates long-term alignment with stockholders and retention incentives.

The compensation associated with PSU awards is intended to be deductible under Section 162(m), and the maximum number of PSUs that could have been earned over the performance period of fiscal 2013 by each named executive officer was specified in the applicable award agreement. In each case, the named executive officer could earn 200% of the target payout if the Company’s revenue for fiscal 2013, calculated in accordance with GAAP, equaled or exceeded the threshold amount of $700 million. The Committee had discretion to determine a lesser number of PSUs that would be earned and established the earnings model below when the awards were granted to inform its exercise of this negative discretion:

Financial Metric	Threshold Performance			Target Performance		Maximum Performance
Revenue	$700 million	$710 million	$730 million	$750 million	$765 million	$775 million
Net Income	$88 million	$90 million	$95 million	$100 million	$108 million	$112 million
PSUs Earned (as percent of target)	0%	25%	50%	100%	150%	200%

As with the calculation of the Company Performance Factor for the short-term cash incentive payouts, the Company’s below-target performance on the revenue and net income metrics in fiscal 2013 generated an initial multiplier of 47% of targeted PSUs. When evaluating the Company’s overall performance in fiscal 2013, however, the Committee noted strong accomplishments in a number of targeted investment areas that position the Company for future growth. These accomplishments included the effective integration of recently acquired assets that significantly broaden the Company’s technology capabilities; development of the Company’s new FICO® Decision Management Platform, FICO® Analytic Cloud, and SaaS delivery capabilities, which will allow it to access new market segments and deliver more customized solutions to a broader customer audience; and innovations and new partnerships in the Scores business that position it for accelerating growth. In light of its evaluation of the Company’s overall performance in fiscal 2013, the Committee determined that 80% of each named executive officer’s target number of PSUs had been earned. The Committee carefully considered the accounting implications of its determination, along with the affect that a modification to the payout formula could have on the motivational efficacy of a performance-based equity award, and ultimately concluded that paying out the PSUs at 80% of target appropriately integrated each of these considerations.

The target number of PSUs and the number earned by each named executive officer for fiscal 2013 performance are as follows:

Named Executive Officer	Target Number of PSUs Granted for Fiscal 2013	Actual Number of PSUs Earned for Fiscal 2013
William Lansing	33,334	26,668
Michael Pung	20,000	16,000
Stuart Wells	20,000	16,000
James Wehmann	20,000	16,000
Mark Scadina	20,000	16,000

Continued Developments in Long-Term Incentive Program

Acknowledging best practice trends in executive compensation, the Committee has further advanced the design of its long-term incentive program for fiscal 2014. The equity awards granted to executive officers in December 2013 for fiscal 2014 were split with one-third of the award value allocated to PSUs (which will continue to be earned based upon one-year Company performance against top-line revenue and bottom-line earnings metrics), one-third to RSUs and one-third to Market Share Units, or MSUs. MSUs will be earned based on the Company’s total shareholder return relative to the Russell 3000 index over performance periods of one, two and three years. The Committee was motivated by the following factors when it adjusted the long-term incentive program for executive officers:

•	The fiscal 2014 award package is weighted even more heavily to performance-based vehicles (two-thirds of the total award value, compared to one-half for fiscal 2013).

•

The volatility of stock options can produce unpredictable compensation and retention consequences and higher levels of shareholder dilution (due to the longer holding periods often associated with stock options).

•

MSUs, which use a performance measure that is based on relative total shareholder return instead of absolute financial performance metrics, integrate a longer, multi-year performance period into the Company’s equity compensation program.

The charts below depict the evolution of our long-term incentive program over the last several years to increasingly emphasize performance-based vehicles over those based solely on time vesting. The values reflected assume that all executives elected to convert the maximum allowable portion of their annual stock option grants in fiscal year 2013 and earlier to RSUs, which has been the typical pattern, and depicts PSUs and MSUs at target level. The fiscal 2013 chart reflects the annual grants made to named executive officers other than the CEO, who received an additional 70,000 stock options that were not convertible into RSUs and are not reflected below.

Retirement Arrangements

We offer a 401(k) plan for all eligible employees. Under this program, our executive officers (like all of our eligible employees) can receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Each of our current named executive officers is party to a Letter Agreement that, among other things, provides for pay and benefits in the event of termination of employment by the Company without cause or by the executive for good reason, and a Management Agreement that provides for pay and benefits in the event of such a termination in connection with a change in control. These agreements are described in detail later in this proxy statement. The Committee believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for the named executive officers, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders.

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards granted to named executive officers in fiscal 2013 were granted under the 2012 LTIP. Equity awards for all executive officers are approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee on a pre-determined day in December of each fiscal year. Under the 2012 LTIP, fair market value is defined as the closing price of our common stock on the date of grant. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options granted by our CEO is set as described above.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for the Company’s executive officers. The stock ownership guidelines are expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide that executive officers should achieve the stated target within five years of appointment. As of the end of fiscal 2013, all executive officers had met the targeted stock ownership level applicable to their role or were making acceptable progress to their target level.

Consideration of Tax Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the author-

ity to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders. The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Duane E. White, Chair

A. George Battle

Braden R. Kelly

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and Compensation Committee are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our officers a significant component of total compensation comes in the form of long-term equity incentives that vest over several years. The stock ownership guidelines in place for our executive officers also work to align our executives’ long-term interests with those of our stockholders.

Our cash incentive program applicable to both executives and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and its stockholders on a long-term basis. In addition, the Compensation Committee retains discretion to adjust awards under the cash incentive program if a payout determined under the formula is not appropriate in the circumstances, and maximum award levels are in place to limit windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of its compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant Conflict of Interest Analysis

The Compensation Committee has considered the relationships that the compensation consultants it engaged in fiscal 2013 have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity, and has determined that no conflicts of interest arose from the work performed by such consultants.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2013, 2012 and 2011 by our named executive officers.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2)(3) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan ($)(4) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
William Lansing(6)	2013	675,000		2,078,000	1,476,025	325,000	—	32,835	4,586,860
Chief Executive Officer	2012	430,961	450,000	3,558,000	1,696,500	—	—	35,246	6,170,707
Michael Pung	2013	400,000		1,246,800	369,000	85,000	—	46,137	2,146,937
Executive Vice President and Chief Financial Officer	2012	395,192		1,244,600	295,012	195,000	—	159,148	2,288,952
	2011	357,692		592,500	777,000	100,000	—	10,371	1,837,563
Stuart Wells(6)	2013	500,000		1,246,800	369,000	150,000	—	11,808	2,277,608
Executive Vice President and Chief Technology Officer	2012	548,573	100,000	2,420,205	1,676,277	—	—	6,484	4,751,539
James Wehmann(6)	2013	400,000		1,246,800	369,000	120,000	—	20,139	2,155,939
Executive Vice President, Scores	2012	184,615	200,000	1,879,786	1,366,014	—	—	264	3,630,679
Mark R. Scadina	2013	400,000		1,246,800	369,000	120,000	—	10,616	2,146,416
Executive Vice President, General Counsel and Secretary	2012	400,000		1,600,200	354,000	240,000	—	10,064	2,604,264
	2011	395,192		474,800	477,000	140,000	—	10,064	1,497,056

(1)

Annualized base salaries for fiscal 2013 for the named executive officers were as follows: Mr. Lansing — $675,000; Mr. Pung — $400,000; Dr. Wells — $500,000; Mr. Wehmann — $400,000; Mr. Scadina — $400,000.

(2)

The amounts in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC.

(3)

Stock Awards include the grant date fair value of time-based RSU awards and PSU awards granted December 13, 2012 under the 2012 LTIP. The PSUs were tied to the achievement of certain performance goals during fiscal 2013, and the named executive officer must be an employee on the vesting dates of December 13th of 2013, 2014, 2015 and 2016 in order to realize earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $2,770,722 vs. target of $1,385,361 for Mr. Lansing; $1,662,400 vs. target of $831,200 for Mr. Pung; $1,662,400 vs. target of $831,200 for Dr. Wells; $1,662,400 vs. target of $831,200 for Mr. Wehmann; $1,662,400 vs. target of $831,200 for Mr. Scadina. The named executive officers earned 80% of their respective target award, resulting in 26,668 units for Mr. Lansing, 16,000 units for Mr. Pung, 16,000 units for Dr. Wells, 16,000 units for Mr. Wehmann, and 16,000 units for Mr. Scadina.

(4)	Represents amounts paid in the first quarter of fiscal 2014 based on performance during fiscal 2013 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2013 are detailed in the supplemental table below entitled “All Other Compensation Table.”

(6)

Mr. Lansing, Dr. Wells and Mr. Wehmann joined the Company on January 27, 2012, April 25, 2012 and April 1, 2012, respectively, and therefore they do not have compensation data included in this table for fiscal 2011.

All Other Compensation Table

Elements of All Other Compensation	William Lansing		Michael Pung		Stuart Wells	James Wehmann		Mark Scadina
401(k) Match($)(1)	10,400		10,615		11,538	14,923		10,400
Life Insurance Premium($)(2)	365		216		270	216		216
Housing/Relocation($)			17,560	(3)	—	—		—
Spousal Travel(4)	1,391		316		—	—		—
Tax Gross Ups($)	838	(5)	17,430	(6)	—	—		—
Other($)	19,841	(7)	—		—	5,000	(8)	—
Total($)	32,835		46,137		11,808	20,139		10,616

(1)	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2013.

(2)	Represents the aggregate incremental cost for the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Represents the remaining accrued expenses related to Mr. Pung’s relocation from Minnesota to California during fiscal 2012.

(4)	Represents amounts spent on commercial aircraft of the named executive officers’ spouses who were expected by the Company to attend certain Company events.

(5)

Represents gross-up payments to offset imputed income for the cost of Mr. Lansing’s spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(6)

Represents gross-up payments to offset imputed income for the cost of Mr. Pung’s relocation and spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(7)	Represents tax preparation fees incurred by Mr. Lansing, as provided in his Letter Agreement.

(8)	Represents receipt of a “Spot Award,” which is a program available to all employees to recognize exemplary contributions.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table summarizes grants of plan-based compensation awards made during fiscal 2013 to our named executive officers.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/SH) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(3)
Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
William Lansing		0	675,000	1,688,000
	12/13/2012				0	33,334	66,668						1,385.361
	12/13/2012							16,666	(4)				692,639
	12/13/2012									120,002	(5)	41.89	1,476,025

Michael Pung		0	200,000	500,000
	12/13/2012				0	20,000	40,000						831,200
	12/13/2012							10,000	(4)				415,600
	12/13/2012									30,000	(5)	41.89	369,000

Stuart Wells		0	250,000	625,000
	12/13/2012				0	20,000	40,000						831,200
	12/13/2012							10,000	(4)				415,600
	12/13/2012									30,000	(5)	41.89	369,000

James Wehmann		0	200,000	500,000
	12/13/2012				0	20,000	40,000						831,200
	12/13/2012							10,000	(4)				415,600
	12/13/2012									30,000	(5)	41.89	369,000

Mark Scadina		0	200,000	500,000
	12/13/2012				0	20,000	40,000						831,200
	12/13/2012							10,000	(4)				415,600
	12/13/2012									30,000	(5)	41.89	369,000

(1)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and the target amount for each of the other named executive officers is equal to 50% of his base salary. The maximum amount in each case equals 2.5 times the target amount, which would result if the Company Performance Factor were 125% and the Participant Performance Factor were 200%. Additional detail regarding the determination of cash incentives to executives for fiscal 2013 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts shown reflect PSUs that were granted under our 2012 LTIP and were subject to the achievement of specific performance goals related to revenue and net income metrics approved by the Compensation Committee. For all named executive officers, 80% of the target awards were earned, 25% of the earned units vested on December 13, 2013 and the remaining 75% are scheduled to vest in three equal, annual installments beginning December 13, 2014 (subject to the named executive officers’ continued employment with the Company through each applicable vesting date).

(3)

Represents the grant date fair value of each PSU, RSU or stock option, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

(4)	These RSUs vest in four equal increments on the first four anniversaries of the grant date. These awards do not pay dividend equivalents.

(5)	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire seven years after the grant date.

Letter Agreements

The Company is a party to Letter Agreements with each of the named executive officers. The material provisions of such Letter Agreements related to the executive officers’ ongoing compensation arrangements are described below.

William Lansing

For each full fiscal year of the Company during the term of his Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award with a target equal to 100% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined below) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Mr. Lansing’s receipt of these severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Other Named Executive Officers

For each full fiscal year of the Company during the term of each executive officer’s Letter Agreement, the executive officer will be eligible to receive a cash incentive award with a target equal to 50% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time.

If an executive officer’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined below) prior to the expiration of the term of his Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. The executive officer’s receipt of these severance pay and benefits would be conditioned on his release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Definitions

In all of the Letter Agreements, “Cause” generally means a good faith determination by the Company of one or more of the following: (i) commission by the executive officer of a felony, (ii) an intentional act of fraud or material dishonesty connected with the executive officer’s employment with the Company or otherwise likely to cause the Company material harm, (iii) the executive officer’s willful failure or refusal to perform in all material respects his duties, or (iv) a material breach by the executive officer of the Company’s policies or codes of conduct or of another written agreement between the Company and the executive officer.

In Mr. Lansing’s Letter Agreement, “Good Reason” generally means that one of the following conditions occurs without his consent and the Company does not cure the condition after receiving notice of it: (i) a material diminution in Mr. Lansing’s status or position as Chief Executive Officer, (ii) a requirement that Mr. Lansing relocate to an office located more than 50 miles away from his current office location, (iii) a material breach by the Company of the terms of the Letter Agreement, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

In the other named executive officers’ Letter Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s base salary, (ii) a material reduction in the executive officer’s annual cash incentive target expressed as a percentage of base salary, (iii) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, (iv) a material breach by the Company of the terms of the Letter Agreement, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

Name (a)								Stock Awards
	Option Awards							Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
William Lansing	2/6/2006	895	—		—	44.66	2/5/2016	1/27/2012	37,500	(3)	2,073,000	—	—
	2/6/2006	30,000	—		—	44.66	2/5/2016	1/27/2012	60,000	(4)	3,316,800	—	—
	2/12/2007	11,250	—		—	40.01	2/11/2017	12/13/2012	16,666	(3)	921,296	—	—
	2/5/2008	11,250	—		—	25.25	2/4/2018	12/13/2012	26,668	(5)	1,474,207	—	—
	2/1/2011	11,250	—		—	25.87	1/31/2021	—	—		—	—	—
	1/27/2012	37,500	112,500	(2)	—	36.01	1/26/2019	—	—		—	—	—
	12/13/2012	—	120,002	(2)	—	41.89	12/12/2019	—	—		—	—	—
Michael Pung	12/18/2009	—	2,500	(2)	—	20.31	12/17/2016	12/18/2009	2,500	(3)	138,200	—	—
	11/18/2010	—	50,000	(2)	—	23.84	11/17/2017	7/23/2010	1,125	(3)	62,190	—	—
	12/13/2011	—	18,750	(2)	—	35.99	12/12/2018	12/13/2011	6,249	(3)	345,445	—	—
	12/13/2012	—	30,000	(2)	—	41.89	12/12/2019	12/13/2011	7,500	(3)	414,600	—	—
	—	—	—		—	—	—	12/13/2011	20,001	(4)	1,105,655	—	—
	—	—	—		—	—	—	12/13/2012	10,000	(3)	552,800	—	—
	—	—	—		—	—	—	12/13/2012	16,000	(5)	884,480	—	—
Stuart Wells	4/25/2012	31,251	93,751	(2)	—	43.05	4/24/2019	4/25/2012	31,249	(3)	1,727,445	—	—
	12/13/2012	—	30,000	(2)	—	41.89	12/12/2019	4/25/2012	18,000	(4)	995,040	—	—
	—	—	—		—	—	—	12/13/2012	10,000	(3)	552,800	—	—
	—	—	—		—	—	—	12/13/2012	16,000	(5)	884,480	—	—
James Wehmann	4/1/2012	25,001	75,000	(2)	—	43.90	3/31/2019	4/1/2012	24,999	(3)	1,381,945	—	—
	12/13/2012	—	30,000	(2)	—	41.89	12/12/2019	4/1/2012	12,000	(4)	663,360	—	—
	—	—	—		—	—	—	12/13/2012	10,000	(3)	552,800	—	—
	—	—	—		—	—	—	12/13/2012	16,000	(5)	884,480	—	—
Mark Scadina	6/11/2007	17,161	—		—	37.18	6/10/2014	12/18/2009	3,541	(3)	195,746	—	—
	12/18/2007	10,000	—		—	34.26	12/17/2014	7/23/2010	2,500	(3)	138,200	—	—
	12/18/2009	10,625	10,625	(2)	—	20.31	12/17/2016	12/13/2011	7,500	(3)	414,600	—	—
	12/13/2010	30,000	30,000	(2)	—	24.03	12/12/2017	12/13/2011	11,250	(3)	621,900	—	—
	12/13/2011	7,500	22,500	(2)	—	35.99	12/12/2018	12/13/2011	24,000	(4)	1,326,720	—	—
	12/13/2012	—	30,000	(2)	—	41.89	12/12/2019	12/13/2012	10,000	(3)	552,800	—	—
	—	—	—		—	—	—	12/13/2012	16,000	(5)	884,480	—	—

(1)

The market value of restricted stock units that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2013 ($55.28) by the number of restricted stock units.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These earned PSUs vest in shares in four equal increments on the 13th of December in 2012, 2013, 2014 and 2015, subject to the named executive officer’s continued employment.

(5)	These earned PSUs vest in shares in four equal increments on the 13th of December in 2013, 2014, 2015 and 2016, subject to the named executive officer’s continued employment.

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($)(2) (e)
William Lansing	—	—	32,500	1,394,175
Michael Pung	36,251	898,151	43,501	1,827,627
Stuart Wells	—	—	16,417	712,605
James Wehmann	—	—	12,334	538,006
Mark Scadina	86,589	1,406,510	35,707	1,545,239

(1)

Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of a share of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
William Lansing	123,317	—	6,024	—	129,341
Michael Pung	—	—	—	—	—
Stuart Wells	—	—	—	—	—
James Wehmann	—	—	—	—	—
Mark Scadina	—	—	—	—	—

(1)	The amounts reported in this column were reported in the Summary Compensation Table as part of the individual’s compensation for fiscal 2013.

(2)

The amounts reported in this column were not reported in the Summary Compensation Table as part of the individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These elections are irrevocable and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined below), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the greater of the incentive payment for the prior fiscal year or $450,000, and he is entitled to 18 months of continued benefits pursuant to COBRA.

In all of the Management Agreements, an “Event” generally means (i) the acquisition by a person of 30% or more the shares of our Company’s common stock, (ii) continuing directors no longer represent a majority of the members of the Board, (iii) the consummation of a reorganization, merger or consolidation of the Company or a statutory share exchange unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s stock before the transaction own more than 70% of the common stock of the resulting corporation, or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution or the sale of all or substantially all of the Company’s assets unless the sale is made to a corporation more than 70% of whose shares are held by persons who were the beneficial owners of the Company’s stock before the transaction.

In all of the Management Agreements, “Cause” generally means (i) willful and gross neglect by the executive officer of his duties, or (ii) a felony committed by the executive officer that is substantially detrimental to the Company.

In all of the Management Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s authority, duty or responsibilities, (ii) a material reduction in the executive officer’s annual base salary or target incentive, (iii) a material reduction in the aggregate benefits the executive officer enjoys under the Company’s wellness and compensatory programs, (iv) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

If an executive officer receives any payment or benefit under his management agreement following termination of employment, he will not be entitled to receive severance benefits under his Letter Agreement.

Severance Arrangements

See the description of the named executive officers’ Letter Agreements above for information about severance pay and benefits.

Equity Awards

Under the stock option and RSU agreements entered into pursuant to the Company’s 1992 Long-term Incentive Plan (the “1992 LTIP”), those equity awards will vest in full upon an award recipient’s death or disability. The 2012 LTIP also provides for full vesting of equity awards granted under that plan, including stock options and RSUs, in the event of a recipient’s death or disability. In addition, the award agreements for the PSUs granted to executive officers under the 2012 LTIP provide that those awards will fully vest upon the death or disability of the award recipient or upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity; if the death or disability or change in control occurs during the performance period, the target number of units will be deemed earned and will vest in full, and if the death or disability or change in control occurs after the units have been earned but before they are fully vested, the number of earned units will vest in full.

Insurance Benefits

All FICO employees are covered under our Short and Long Term Disability Policies. For the first six months of a disability, the employee receives 60% of base salary under the Short Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers in connection with the termination of their employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2013, and the price per share of our common stock is the closing market price on that day (which was $55.28). Benefits payable under our Short and Long Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	2,250,000	3,375,000	—	—	—
Value of Benefits(2)	—	—	24,698	24,698	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	12,852,711	—	12,852,711	12,852,711
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,994,296	—	2,994,296	2,994,296
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	4,791,007	—	4,791,007	4,791,007
Total	—	—	2,274,698	24,037,712	—	20,638,014	20,638,014

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. Mr. Lansing’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or one year following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Michael Pung

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	595,000	595,000	—	—	—
Value of Benefits(2)	—	—	104	104	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	5,597,100	—	5,597,100	5,597,100
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,513,235	—	1,513,235	1,513,235
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,990,135	—	1,990,135	1,990,135
Total	—	—	595,104	9,695,574	—	9,100,470	9,100,470

(1)

Pursuant to Mr. Pung’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Mr. Pung’s Letter Agreement, the Company is obligated to provide benefits to Mr. Pung at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013 of $55.28. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Pung’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Stuart Wells

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	600,000	600,000	—	—	—
Value of Benefits(2)	—	—	6,142	6,142	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	6,840,955	—	6,840,955	6,840,955
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,280,245	—	2,280,245	2,280,245
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,879,520	—	1,879,520	1,879,520
Total	—	—	606,142	11,606,862	—	11,000,720	11,000,720

(1)

Pursuant to Dr. Wells’ Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Dr. Wells for good reason. Dr. Wells’ Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Dr. Wells’ Letter Agreement, the Company is obligated to provide benefits to Dr. Wells at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Dr. Wells for good reason. Dr. Wells’ Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Dr. Wells’ Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Dr. Wells’

Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Dr. Wells’ Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	500,000	500,000	—	—	—
Value of Benefits(2)	—	—	17,576	17,576	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	5,804,400	—	5,804,400	5,804,400
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,934,745	—	1,934,745	1,934,745
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,547,840	—	1,547,840	1,547,840
Total	—	—	517,576	9,804,561	—	9,286,985	9,286,985

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Wehmann’s

Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Mark R. Scadina

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	640,000	640,000	—	—	—
Value of Benefits(2)	—	—	14,914	14,914	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	5,147,950	—	5,147,950	5,147,950
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,923,246	—	1,923,246	1,923,246
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	2,211,200	—	2,211,200	2,211,200
Total	—	—	654,914	9,937,310		9,282,396	9,282,396

(1)

Pursuant to Mr. Scadina’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Mr. Scadina’s Letter Agreement, the Company is obligated to provide benefits to Mr. Scadina at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013 of $55.28. Mr. Scadina’s

Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2013, of $55.28. Mr. Scadina’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

OTHER INFORMATION

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,504,143	(1)	35.48	(2)	4,722,639	(3)
Equity compensation plans not approved by security holders	4,250	(4)	31.16		—
Total	4,508,393		35.48	(2)	4,722,639	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of stock options or the vesting of restricted stock units and performance share units granted under the 1992 LTIP and the 2012 LTIP that were outstanding as of September 30, 2013.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit and performance share unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 2,014,673 shares available for future issuance under the 2012 LTIP as of September 30, 2013 and (b) 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan (“ESPP”) as of September 30, 2013; however, the Board of Directors has suspended the ESPP effective January 1, 2009. There are no shares available for future issuance under the 1992 LTIP, which expired in February 2012.

(4)

This amount represents the shares of Company common stock that may be issued upon the exercise of outstanding stock options granted under the 2003 Employment Inducement Award Plan (“EIAP”). There are no shares available for future issuance under the EIAP, which was terminated in February 2012.

How can stockholders submit proposals for the 2015 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2015 Annual Meeting, the proposal must be received by our Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, no later than 5:00 p.m. local time on September 9, 2014, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2015 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 7, 2014

FAIR ISAAC CORPORATION ATTN: NANCY FRASER 200 SMITH RANCH ROAD SAN RAFAEL, CA 94903	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64604-P45254	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:
1.	Election of Directors	For	Against	Abstain
	1a. A. George Battle	☐	☐	☐
	1b. Greg R. Gianforte	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
	1c. Braden R. Kelly	☐	☐	☐	2.	To approve the amendment to the Company’s 2012 Long-Term Incentive Plan as disclosed in the Proxy Statement.	☐	☐	☐
	1d. James D. Kirsner	☐	☐	☐	3.	To approve the advisory (non-binding) resolution relating to the Company’s executive officer compensation as disclosed in the Proxy Statement.	☐	☐	☐
	1e. William J. Lansing	☐	☐	☐
	1f. Rahul N. Merchant	☐	☐	☐	4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐
	1g. David A. Rey	☐	☐	☐
	1h. Duane E. White	☐	☐	☐	5.	In their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
For address change and/or comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owner) [PLEASE SIGN WITHIN BOX]		Date

Each stockholder may be asked to present valid picture identification,

such as a driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2014 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M64605-P45254

FAIR ISAAC CORPORATION Annual Meeting of Stockholders February 11, 2014 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 11, 2014, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

Address change/comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side